Exhibit 99
FOR IMMEDIATE RELEASE:
Orrstown Financial Services, Inc. Reports First Quarter 2021 Results

•Net income of $10.2 million for the quarter; diluted first quarter 2021 EPS of $0.92 per share versus $0.91 per share in the fourth quarter of 2020 as revenue generation continued at an elevated level, expenses declined and the impact of the COVID-19 pandemic on the loan portfolio continues to be limited
•The Company's Board of Directors authorized the future repurchase of up to 562,000 shares of its outstanding common stock, in addition to the 261,320 shares currently available to repurchase under its 2015 share repurchase program; shares available for repurchase total 7% of the Company's outstanding common stock at March 31, 2021
•Tangible book value per share(1) increased to $20.59 at March 31, 2021 from $19.93 at December 31, 2020 and $16.53 at March 31, 2020; an increase of 25% year over year
•Return on average assets totaled 1.4% in the first quarter of 2021 compared to 1.5% in the fourth quarter of 2020; strong fee income generation combined with a solid net interest margin and declining expenses bolstered returns in the previous two quarters
•Small Business Administration ("SBA") Paycheck Protection Program ("PPP") portfolio averaged $463.0 million in the three months ended March 31, 2021 as compared to $442.3 million in the three months ended December 31, 2020
•Active participant in new round of SBA PPP lending, originating $174.2 million, net of deferred fees and costs, in the first quarter of 2021
•Net interest margin moderated from 3.73% in the fourth quarter of 2020 to 3.38% in the first quarter of 2021 due to lower accelerated accretion income and increasing excess liquidity
•Fee income continues at an elevated level; total non-interest income totaled $7.5 million in the first quarter of 2021 versus $7.2 million in the fourth quarter of 2020
•Overall loan growth for the first quarter of 2021 was $65.3 million, or 13% annualized; commercial loan runoff, excluding SBA PPP loans, totaled 4% annualized as loan demand was tepid in the first quarter of 2021; total gross loans, excluding SBA PPP loans, declined by 9% annualized
•Deposit growth was strong at $190.2 million, or 32% annualized, from December 31, 2020 to March 31, 2021 due to government stimulus related activity; non-interest DDA grew by $91 million from December 31, 2020 to $548 million at March 31, 2021; average deposits per branch grew to $98 million for the first quarter of 2021
•COVID-19 related loan deferrals fell to $7.5 million at March 31, 2021 from $18.2 million at December 31, 2020 and $239.3 million at June 30, 2020
•Due to the reduction in loan deferrals, improving outlook and limited losses, $1.0 million of allowance for loan losses was reversed
•Efficiency ratio at 60% for first quarter of 2021 compared to 59% for the fourth quarter of 2020 as net interest income declined
•Continued efforts to assist clients, employees and communities affected by COVID-19
•The Board of Directors declared a cash dividend of $0.18 per common share, payable May 10, 2021, to shareholders of record as of May 3, 2021, consistent with the dividend declared in the previous quarter

(1) Non-GAAP measure. See Appendix B for additional information.
SHIPPENSBURG, PA (April 20, 2021) -- Orrstown Financial Services, Inc. ("Orrstown" or the “Company”) (NASDAQ: ORRF), the parent company of Orrstown Bank (the “Bank”), announced earnings for the three months ended March 31, 2021. Net income totaled $10.2 million for the three months ended March 31, 2021, compared with $10.1 million for the three months ended December 31, 2020 and $5.1 million in the three months ended March 31, 2020. Diluted earnings per share totaled $0.92 for the three months ended March 31, 2021, compared with $0.91 in the three months ended December 31, 2020 and $0.46 in the three months ended March 31, 2020.

Thomas R. Quinn, Jr., President & CEO, commented, “The first quarter of 2021 proves that strategic investments in technology, geographic diversity and topflight talent can drive favorable results for shareholders. The momentum from the fourth quarter of 2020 carried over to 2021. Our associates responded to the call to originate another round of PPP loans with a steadfast dedication to their clients and the Company. During the quarter, we originated almost 2,400 PPP loans for close to $184 million aiding greater than 23,000 employees of those clients. Once again, we were able to generate a substantial amount of new client relationships, which we look forward to deepening over time. Mortgage volumes continued to be robust during the first quarter of 2020. Asset quality remained strong, resulting in negative provision expense for the quarter.”
Mr. Quinn continued, “As more businesses open over the course of the year, including our own branches, we expect economic activity to accelerate. That said, there remain headwinds. Many companies and consumers have excess liquidity, putting pressure on loan demand and making loan pricing highly competitive. The low interest rate environment will continue to impact our reinvestment rates, adding pressure to our net interest margin. We remain confident that we can partially offset these negative factors through the combined impact of increased fee revenue and expense control. To enhance these efforts, the Company remains open to hiring experienced income producers with existing books of business who fit in with Orrstown’s ‘client-first’ culture.”
COVID-19 UPDATE
As previously reported, Orrstown launched an internal Pandemic Response Team to develop and implement a comprehensive, over-arching strategy aimed at mitigating the potential spread of COVID-19, and effectively helping and serving clients. Orrstown has re-opened branch lobbies in all locations after several months of performing transactions via drive-thru lanes or scheduled appointments. The Company continues to operate most of its core operations in a remote work environment. Orrstown’s Pandemic Response Team meets regularly to ensure mitigation efforts and policies are in place, as well as ensuring that the organization is strongly positioned moving forward.
Loss Mitigation
Management has continued numerous proactive loan portfolio efforts throughout the COVID-19 pandemic, including quarterly contact with commercial loan clients having $1.0 million or more in exposure and many with lower exposure, providing loan payment deferrals for consumer and business clients of up to six months, actively participating in the SBA PPP, performing stress testing of higher risk concentrations in the loan portfolio and implementing tighter underwriting for new loans. With our primary markets re-opening and accommodating greater levels of capacity, combined with new government stimulus programs announced in the first quarter of 2021 adding additional support to the economy, the Bank has not experienced any negative impact to credit trends.
The Bank is also actively consulting with clients that applied for and received SBA PPP loans. At March 31, 2021, the Bank had $516.9 million outstanding principal for such loans, of which $333.3 million remains from 2020 originations. For the 2020 originations, forgiveness has occurred on $134.1 million of the balance. The program provides that the principal balance (or a reduced portion thereof) and accrued interest on these loans may be forgiven if the borrower satisfies certain specified criteria. The combination of active client relationship consultation, loan payment deferrals, increased risk management focus on higher risk loan concentrations (primarily hotels and restaurants) and significant client participation in the SBA PPP have contributed to the favorable delinquency and charge-off trends we have experienced during the pandemic. As there remains uncertainty in the economic environment, charge-offs may increase in the coming quarters if the re-opening of the economy is delayed and business activity does not accelerate as expected. In addition, other unforeseen factors may arise which impact the Bank’s loan portfolio and cause higher levels of charge-offs which require provisioning.
DISCUSSION OF RESULTS
Balance Sheet
Loans
Net loans grew by $65.3 million from December 31, 2020 to March 31, 2021 due to new SBA PPP originations offset by runoff in all other portfolios as loan demand was generally weak. Commercial loans, excluding SBA PPP loans, declined by $10.2 million, or 4% annualized, from December 31, 2020 to March 31, 2021 as loan demand weakened and our relationship managers focused on the origination of $174.2 million of new SBA PPP loans, net of deferred fees and costs. Historically, the Company has experienced less activity in the first quarter of every year and, this year, the month of February saw heavy snow further depressing commercial activity. When executing a relationship lending strategy, originations will be inconsistent at times due to sensitivity to market conditions. The Bank is committed to remaining disciplined in its underwriting decisions. We believe that loan demand will improve in the coming spring and summer months as businesses rebound with COVID restrictions being lifted, and the economy expected to commence its recovery from last year’s recession.
SBA PPP loans grew during the quarter by $102.1 million to $504.3 million, net of deferred fees and costs. We expect the 2020 SBA PPP loans to continue to runoff for the remainder of 2021. We expect that SBA PPP loan originations in 2021 will total more than $200 million with an estimated $11 million in processing fees to be earned over the five-year life of the loans or upon forgiveness. These loans have a modestly higher yield than the 2020 originations given the smaller loan size and modified fee schedule for the 2021 originations. Our initial estimate is that the 2021 loans will begin to achieve forgiveness later in 2021 and that most of these 2021 originations will achieve forgiveness by the end of 2022.
With recent increases in long term interest rates, the Bank experienced increased refinance demand as clients demand to lock-in rates on residential mortgage loans was strong. The Bank had a record month for number of closed residential mortgage loans in March 2021 as a result of the 81 basis point rise in the 10-year treasury in the quarter. Despite the strong month of March, residential mortgage loans on the balance sheet declined by $24 million, or 23% annualized in the three months ended March 31, 2021. The ongoing strategy continues to involve increasing retention of residential mortgage loans in the portfolio to offset runoff, and more progress is expected as the year progresses. Consumer loans also declined by $9 million, or 17% annualized, to $200 million in the three months ended March 31, 2021. Despite the slow start to the year, overall loan growth in 2021 excluding SBA PPP is expected to be low single digits with higher single digits for commercial lending.
Deposits
Deposits grew by $190.2 million, or 32% annualized, to $2.5 billion at March 31, 2021 from $2.4 billion at December 31, 2020. A surge of deposit growth occurred in the first quarter of 2021 from government stimulus payments to consumers and government entities as well as from new SBA PPP loan disbursements. As a result, non-interest demand deposits grew by $91 million in the first quarter of 2021, or 80% annualized, while interest bearing checking rose $63 million or 29% annualized. The Bank also had money market and savings account growth of $42 million or 27% annualized for the three months ended March 31, 2021. Certificates of deposit declined another $6 million from December 31, 2020 to March 31, 2021, or 6% annualized. Time deposit maturities were elevated in 2020 primarily due to the Hamilton Bank merger. As much of these certificates of deposit have now matured, the runoff is expected to continue at a slower pace. Deposits are up by $650 million, or 34%, from March 31, 2020 to March 31, 2021 due to the impacts of low rates, government stimulus efforts and SBA PPP. Over the long term, when interest rates return to more normal levels and the government pulls back on stimulus efforts, some of the deposit growth that has been seen since 2020 will reverse as clients deploy their excess liquidity to meet their needs. The Bank has very strong liquidity and will continue to target a loan-to-deposit ratio of 90%.
During 2020, the Bank announced or completed 11 branch consolidations, representing 30% of total branch locations at December 31, 2019. The Bank completed the most recent consolidations in January 2021 and now has 26 locations. Because of these efforts combined with the deposit drivers noted above, the average branch deposit size has increased from $51 million at December 31, 2019 to $98 million at March 31, 2021, which is an increase of 92%.
Other
Investments fell by $59.0 million to $418.0 million at March 31, 2021 as compared to $477.0 million at December 31, 2020 due to portfolio runoff and the sale of securities. Due to improvements in the capital markets, the Bank strategically exited its entire non-agency CMBS portfolio of $62.2 million. Longer term, the Bank intends to shrink its investment portfolio and reallocate capital to relationship lending strategies. The external environment with tightening credit spreads presented the Bank with an opportunity to accelerate this strategy and these sales were executed in March 2021. Proceeds from the sales will be deployed into agency backed securities and taxable municipal bonds given the elevated level of liquidity and it is anticipated that there will be minimal impact to forward net interest income once reinvestment is complete in the second quarter of 2021. See Appendix C for a summary of the current investment portfolio that highlights the concentrations, quality and credit enhancement levels for the portfolio.
Income Statement
Net Interest Income and Margin
Net interest income declined to $21.9 million for the three months ended March 31, 2021 from the elevated level of $23.7 million recorded in the fourth quarter of 2020. The net interest margin remained solid at 3.38% but was down from 3.73% in the fourth quarter of 2020. Net interest margin reduction was primarily a result of lower purchase accounting accretion (14 basis points), lower prepayment penalty income (four basis points), lower SBA PPP processing fee accretion (seven basis points) and an increase in excess cash (four basis points).

SBA PPP loans had an average outstanding balance of $463.0 million and yielded 3.9% in the three months ended March 31, 2021. This yield decreased from the fourth quarter of 2020 level of 4.3% due to forgiveness related volatility. As of March 31, 2021, 78% of the total $13.5 million in net deferred SBA PPP fees from 2020 originations have been earned. An additional $9.5 million of processing fees were recorded in the first quarter of 2021. The remaining fees are expected to be earned in the coming years upon SBA forgiveness of the loans. While there continues to be uncertainty, we expect a significant portion of the 2020 SBA PPP origination balances to achieve forgiveness or be paid off by the end of 2021, and we believe most of the 2021 originations will achieve forgiveness or be paid off by the end of 2022.
Balance sheet mix improvement efforts have been continuous and will remain a focus in the Bank’s efforts to improve its return on average assets. In the loan portfolio, commercial loans rose by $91.9 million while residential loans fell by $23.9 million and investments fell by $59.0 million. Additionally, the funding mix improved as non-interest demand deposits rose by $91.0 million, interest bearing demand deposits rose by $29 million, money market and savings rose by $42.2 million and certificates of deposit fell by $5.8 million from December 31, 2020 to March 31, 2021. The mix improvement and repricing actions by management led to a deposit cost reduction, excluding time deposits, of another 10 basis points in the first quarter of 2021 to 0.23% which is down from 0.93% in the first quarter of 2020.
Excess liquidity is increasing which will most likely negatively impact the margin in the short term. This increase is estimated to be temporary and is attributable to a combination of low interest rates and extraordinary government stimulus efforts. We expect that this excess liquidity will exit the banking system in the future. Our objective of emphasizing balance sheet mix is expected to lead to a higher net interest margin over the long-term. These efforts may mute growth in assets but should lead to growth in net interest income, earnings and return on assets. It is anticipated that the net interest margin will be under pressure in 2021 due to excess liquidity combined with low interest rates forecasted for the remainder of the year, coupled with an asset sensitive balance sheet. We believe that our efforts on balance sheet mix enhancement, SBA PPP lending and fee income generation will be effective to manage through the current challenging external environment.
Provision for loan losses
We continue to see favorable asset quality trends and most loans that we placed on payment deferral have resumed paying status. The allowance for loan losses totaled $19.0 million at March 31, 2021, compared with $20.2 million at December 31, 2020. Total classified loans decreased by $0.7 million, or 2%, to $32.4 million from December 31, 2020 to March 31, 2021. The Bank had active COVID-19 related deferred loans totaling $7.5 million, or 0.49% of its total loan portfolio, excluding PPP loans as of March 31, 2021. This compared to $18.2 million or 1.15% of total loans, excluding PPP loans at December 31, 2020, and $239.3 million, or 15.1% of total loans, excluding PPP loans, at June 30, 2020.
Asset quality metrics remain solid with net charge offs of $0.2 million, or .01% of total non-SBA PPP loans at March 31, 2021. Net recoveries of $0.1 million were recorded in the fourth quarter of 2020. Nonperforming loans decreased by $0.4 million from $10.3 million at December 31, 2020 to $9.9 million at March 31, 2021 and totaled 0.48% of gross loans at March 31, 2021, compared with 0.52% of gross loans at December 31, 2020. The ratio of the allowance for loan losses to nonperforming loans was 192% at March 31, 2021. Management believes the allowance for loan losses to be adequate based on current asset quality metrics.
Given these positive trends and the sustained performance of the loan portfolio, there was a provision reversal of $1.0 million in the three months ended March 31, 2021 compared to $0.3 million of provision expense recorded in the three months ended December 31, 2020 and $0.9 million of provision expense recorded in the three months ended March 31, 2020. While there remains uncertainty in the external environment regarding the relative strength of the economy once it fully reopens, management determined that a release of a portion of its COVID-19 qualitative reserve is appropriate, given the satisfactory performance of borrowers in the commercial portfolio, considering the amount of deferrals that have resumed making regular monthly payments. Accordingly, the qualitative factor within the allowance designated for the impact of COVID-19, was lowered by $0.8 million from December 31, 2020 to $1.8 million at March 31, 2021.
Noninterest Income
Noninterest income totaled $7.5 million in the three months ended March 31, 2021 compared with $7.2 million in the three months ended December 31, 2020 and $7.1 million in the three months ended March 31, 2020. In light of the historically low interest rate environment, management has focused on enhancing fee revenue to offset potential net interest margin compression. Specific focus has been on deploying resources to capture mortgage refinance and purchase activity, greater share of debit card interchange income, interest rate swap transactions for commercial clients and treasury management services while expanding wealth management offerings into growth markets.
Total wealth management income for the three months ended March 31, 2021 grew to $2.7 million, as compared to $2.6 million for the three months ended December 31, 2020 and $2.4 million in the first quarter of 2020. Strong market conditions helped to drive income along with the addition of new clients. The Bank continues to expand in growth markets and there continues to be opportunities for growth over the long-term but this business is built one relationship at a time.
Debit card interchange income totaled $1.0 million in the first quarter of 2021 which is up $0.1 million from the prior quarter and up $0.2 million from the first quarter of 2020. The Bank has run some promotions in recent quarters and is focusing more sales efforts in this service which is leading to an increase in activity. Other service charge income continues to be weak due primarily to lower overdraft fees resulting from higher than normal checking account balances due to government stimulus payments.
Mortgage banking income rose $0.8 million from the fourth quarter of 2020 to $2.2 million in the first quarter of 2021 due primarily to a $0.6 million mortgage servicing rights valuation allowance reduction and resilient loan sale activity. Mortgage loans sold totaled $57.3 million in the first quarter of 2021 compared with $60.7 million in the fourth quarter of 2020 and $22.3 million in the first quarter of 2020. As of March 31, 2021, the Bank services $464.0 million of loans for others, which is up by $22.9 million from December 31, 2020.
With weak commercial real estate loan demand, loan swap fees fell to $0.1 million in the first quarter of 2021 as compared to $0.3 million in the previous linked quarter. These fees are derived from interest rate hedges for commercial real estate clients.
Noninterest Expenses
Noninterest expense declined by $0.3 million to $17.8 million in the three months ended March 31, 2021 from the three months ended December 31, 2020. Salaries & benefits fell by $0.8 million due to lower incentive expenses, favorable healthcare claims experience and lower wages due to the full impact of cost savings initiatives announced in 2020. Occupancy expense increased slightly by $0.1 million from the fourth quarter of 2020 due to higher snow removal costs. While expense control and efficiency are important in the near term, the Bank will continue to invest in top talent as needed to build the revenues of the Bank and to maintain a solid foundation for the future.
Income Taxes
The Company's effective tax rate for the first quarter of 2021 was 19.1% compared with 19.7% for the fourth quarter of 2020. The Company's effective tax rate is less than the 21% federal statutory rate due to tax-exempt income, including interest earned on tax-exempt loans and securities and income from life insurance policies, as well as tax credits.
Capital
Shareholders’ equity totaled $254.4 million at March 31, 2021, an increase of $8.2 million from $246.2 million at December 31, 2020. The increase was primarily attributable to net income recorded in the three months ended March 31, 2021 offset by dividends paid in the period. Tangible book value per share grew from $16.53 per share at March 31, 2020 to $20.59 per share at March 31, 2021, reflecting an increase of 25%.
The Company's tangible common equity ratio declined from 8.1% at December 31, 2020 to 7.8% at March 31, 2021 due to SBA PPP originations. The Company's Tier 1 leverage ratio was 8.1% at March 31, 2021 and December 31, 2020. The Company's total risk-based capital ratio increased from 15.6% at December 31, 2020 to 16.3% at March 31, 2021. With new originations of SBA PPP loans in the first quarter of 2021 and an increase in excess cash, the Bank's tier 1 leverage ratio is expected to trend slightly lower, but still well above that required to be considered "well-capitalized" under applicable regulatory requirements. Given that the growth in assets is in assets with low regulatory risk weights, all of the risk-based ratios are expected to remain strong. Once the excess liquidity exits the banking system and the SBA PPP loans exit the balance sheet, the leverage ratio should revert to a more normal level. Internal capital generation has been strong over the previous two quarters due to strong earnings. The dividend payout ratio totaled 20%. The Company continues to believe that capital is adequate at this time to support the risks inherent in the balance sheet, as well as growth requirements.

Investor Relations Contact:	Media Contact:
Matthew C. Schultheis, CFA	Luke Bernstein
Director Strategic Planning and Investor Relations	Corporate Communications Officer
Phone (717) 510-7127	Phone (717) 510-7107

ORRSTOWN FINANCIAL SERVICES, INC.
FINANCIAL HIGHLIGHTS (Unaudited)

	Three Months Ended
	March 31,	March 31,
(Dollars in thousands, except per share amounts)	2021	2020

Profitability for the period:
Net interest income	$21,855	$18,262
Provision for loan losses	(1,000)	925
Noninterest income	7,544	7,074
Noninterest expenses	17,783	18,304
Income before income taxes	12,616	6,107
Income tax expense	2,409	1,039
Net income available to common shareholders	$10,207	$5,068

Financial ratios:
Return on average assets (1)	1.44%	0.86%
Return on average equity (1)	16.54%	8.96%
Net interest margin (1)	3.38%	3.41%
Efficiency ratio	60.5%	72.2%
Income per common share:
Basic	$0.93	$0.46
Diluted	$0.92	$0.46

Average equity to average assets	8.85%	9.56%

(1) Annualized.

ORRSTOWN FINANCIAL SERVICES, INC.
FINANCIAL HIGHLIGHTS (Unaudited)
(continued)
	March 31,	December 31,
	2021	2020
At period-end:
Total assets	$2,963,534	$2,750,572
Total deposits	2,547,089	2,356,880
Loans, net of allowance for loan losses	2,026,054	1,959,539
Loans held-for-sale, at fair value	11,449	11,734
Securities available for sale	407,690	466,465
Borrowings	80,736	77,511
Subordinated notes	31,918	31,903
Shareholders' equity	254,448	246,249

Credit quality and capital ratios (1):
Allowance for loan losses to total loans	0.93%	1.02%
Total nonaccrual loans to total loans	0.48%	0.52%
Nonperforming assets to total assets	0.33%	0.37%
Allowance for loan losses to nonaccrual loans	192%	195%
Total risk-based capital:
Orrstown Financial Services, Inc.	16.3%	15.6%
Orrstown Bank	15.4%	14.7%
Tier 1 risk-based capital:
Orrstown Financial Services, Inc.	13.2%	12.5%
Orrstown Bank	14.2%	13.5%
Tier 1 common equity risk-based capital:
Orrstown Financial Services, Inc.	13.2%	12.5%
Orrstown Bank	14.2%	13.5%
Tier 1 leverage capital:
Orrstown Financial Services, Inc.	8.1%	8.1%
Orrstown Bank	8.6%	8.7%

Book value per common share	$22.62	$21.98

(1) Capital ratios are estimated, subject to regulatory filings

ORRSTOWN FINANCIAL SERVICES, INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)

(Dollars in thousands, except per share amounts)	March 31, 2021	December 31, 2020
Assets
Cash and due from banks	$27,600	$26,203
Interest-bearing deposits with banks	298,645	99,055
Cash and cash equivalents	326,245	125,258
Restricted investments in bank stocks	10,307	10,563
Securities available for sale (amortized cost of $403,090 and $460,999 at March 31, 2021 and December 31, 2020, respectively)	407,690	466,465
Loans held for sale, at fair value	11,449	11,734
Loans	2,045,021	1,979,690
Less: Allowance for loan losses	(18,967)	(20,151)
Net loans	2,026,054	1,959,539
Premises and equipment, net	34,719	35,149
Cash surrender value of life insurance	68,962	68,554
Goodwill	18,724	18,724
Other intangible assets, net	5,124	5,458
Accrued interest receivable	9,070	8,927
Other assets	45,190	40,201
Total assets	$2,963,534	$2,750,572
Liabilities
Deposits:
Noninterest-bearing	$547,802	$456,778
Interest-bearing	1,999,287	1,900,102
Total deposits	2,547,089	2,356,880
Securities sold under agreements to repurchase	22,794	19,466
FHLB Advances and other	57,942	58,045
Subordinated notes	31,918	31,903
Accrued interest and other liabilities	49,343	38,029
Total liabilities	2,709,086	2,504,323
Shareholders’ Equity
Preferred stock, $1.25 par value per share; 500,000 shares authorized; no shares issued or outstanding	—	—
Common stock, no par value—$0.05205 stated value per share 50,000,000 shares authorized; 11,265,717 shares issued and 11,250,958 outstanding at March 31, 2021; 11,257,046 shares issued and 11,201,317 outstanding at December 31, 2020	586	586
Additional paid—in capital	188,511	189,066
Retained earnings	62,302	54,099
Accumulated other comprehensive income	3,315	3,346
Treasury stock— 14,759 and 55,729 shares, at cost at March 31, 2021 and December 31, 2020, respectively	(266)	(848)
Total shareholders’ equity	254,448	246,249
Total liabilities and shareholders’ equity	$2,963,534	$2,750,572

ORRSTOWN FINANCIAL SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended
	March 31,	March 31,
(In thousands, except per share amounts)	2021	2020
Interest income
Loans	$21,511	$20,166
Investment securities - taxable	1,879	3,438
Investment securities - tax-exempt	500	284
Short-term investments	39	79
Total interest income	23,929	23,967
Interest expense
Deposits	1,392	4,354
Securities sold under agreements to repurchase	9	32
FHLB Advances and other	171	818
Subordinated notes	502	501
Total interest expense	2,074	5,705
Net interest income	21,855	18,262
Provision for loan losses	(1,000)	925
Net interest income after provision for loan losses	22,855	17,337
Noninterest income
Service charges	885	987
Interchange income	955	788
Swap fee income	53	200
Wealth management income	2,723	2,359
Mortgage banking activities	2,189	332
Gains on sale of portfolio loans	—	1,878
Investment securities gains (losses)	145	(40)
Other income	594	570
Total noninterest income	7,544	7,074
Noninterest expenses
Salaries and employee benefits	10,197	11,594
Occupancy, furniture and equipment	2,518	2,289
Data processing, telephone, and communication	1,019	871
Advertising and bank promotions	425	789
FDIC insurance	194	47
Professional services	721	716
Taxes other than income	451	—
Intangible asset amortization	334	463
Insurance claim recovery	—	(486)
Other operating expenses	1,924	2,021
Total noninterest expenses	17,783	18,304
Income before income tax expense	12,616	6,107
Income tax expense	2,409	1,039
Net income	$10,207	$5,068

Share information:
Basic earnings per share	$0.93	$0.46
Diluted earnings per share	$0.92	$0.46
Weighted average shares - basic	10,975	10,959
Weighted average shares - diluted	11,074	11,062

ORRSTOWN FINANCIAL SERVICES, INC.
ANALYSIS OF NET INTEREST INCOME
Average Balances and Interest Rates, Taxable-Equivalent Basis (Unaudited)
	Three Months Ended
	3/31/2021			12/31/20			09/30/20			06/30/20			3/31/2020
		Taxable-	Taxable-		Taxable-	Taxable-		Taxable-	Taxable-		Taxable-	Taxable-		Taxable-	Taxable-
	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent
(Dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Federal funds sold & interest-bearing bank balances	$145,595	$39	0.11%	$48,019	$14	0.12%	$31,087	$9	0.12%	$27,949	$13	.18%	$22,869	$80	1.41%
Securities (1)	468,273	2,512	2.18	486,613	2,643	2.16	496,107	2,673	2.14	493,847	3,327	2.71	500,987	3,797	3.05
Loans (1)(2)(3)	2,033,219	21,574	4.30	2,015,749	23,960	4.73	2,054,193	21,741	4.21	1,988,114	21,912	4.43	1,653,547	20,287	4.93
Total interest-earning assets	2,647,087	24,125	3.70	2,550,381	26,617	4.15	2,581,387	24,423	3.76	2,509,910	25,252	4.05	2,177,403	24,164	4.46
Other assets	182,737			182,764			190,119			200,684			188,400
Total	$2,829,824			$2,733,145			$2,771,506			$2,710,594			$2,365,803
Liabilities and Shareholders' Equity
Interest-bearing demand deposits	$1,334,219	438	0.13	$1,283,024	655	0.20	$1,213,208	939	0.31	$1,154,434	1,259	0.44	$972,486	1,903	0.79
Savings deposits	183,576	45	0.10	172,068	52	0.12	168,377	67	0.16	160,738	63	0.16	151,195	63	0.17
Time deposits	397,271	909	0.93	411,395	1,155	1.12	432,438	1,477	1.36	462,664	1,988	1.73	503,364	2,388	1.91
Securities sold under agreements to repurchase	21,452	9	0.17	20,055	13	0.26	21,145	20	0.38	21,582	24	0.45	9,416	28	1.20
FHLB advances and other	58,000	171	1.20	135,558	320	0.94	219,567	394	0.71	175,336	388	0.89	187,408	822	1.76
Subordinated notes	31,909	502	6.29	31,895	502	6.29	31,881	501	6.28	31,867	502	6.33	31,853	501	6.33
Total interest-bearing liabilities	2,026,427	2,074	0.42	2,053,995	2,697	0.52	2,086,616	3,398	0.65	2,006,621	4,224	0.85	1,855,722	5,705	1.24
Noninterest-bearing demand deposits	516,849			406,454			417,939			452,253			250,163
Other	36,244			36,216			37,330			36,511			33,763
Total Liabilities	2,579,520			2,496,665			2,541,885			2,495,385			2,139,648
Shareholders' Equity	250,304			236,480			229,621			215,209			226,155
Total	$2,829,824			$2,733,145			$2,771,506			$2,710,594			$2,365,803
Taxable-equivalent net interest income / net interest spread		22,051	3.28%		23,920	3.63%		21,025	3.12%		21,028	3.20%		18,459	3.23%
Taxable-equivalent net interest margin			3.38%			3.73%			3.24%			3.37%			3.41%
Taxable-equivalent adjustment		(196)			(192)			(207)			(230)			(197)
Net interest income		$21,855			$23,728			$20,818			$20,798			$18,262
Ratio of average interest-earning assets to average interest-bearing liabilities			131%			124%			124%			125%			117%

NOTES:
(1) Yields and interest income on tax-exempt assets have been computed on a taxable-equivalent basis assuming a 21% tax rate.
(2) Average balances include nonaccrual loans.
(3) Interest income on loans includes prepayment and late fees, where applicable, prior periods have been adjusted to include these fees.

ORRSTOWN FINANCIAL SERVICES, INC.
HISTORICAL TRENDS IN QUARTERLY FINANCIAL DATA (Unaudited)

(In thousands, except per share amounts )	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
Profitability for the quarter:
Net interest income	$21,855	$23,729	$20,818	$20,798	$18,262
Provision for loan losses	(1,000)	300	2,200	1,900	925
Noninterest income	7,544	7,181	6,861	7,193	7,074
Noninterest expenses	17,783	18,080	19,265	18,431	18,304
Income before income taxes	12,616	12,530	6,214	7,660	6,107
Income tax expense	2,409	2,471	1,237	1,301	1,039
Net income	$10,207	$10,059	$4,977	$6,359	$5,068

Financial ratios:
Return on average assets (1)	1.44%	1.47%	0.72%	0.94%	0.86%
Return on average equity (1)	16.31%	17.01%	8.67%	11.82%	8.96%
Net interest margin (1)	3.38%	3.73%	3.24%	3.37%	3.41%
Efficiency ratio	60.5%	58.5%	69.6%	65.8%	72.2%

Per share information :
Income per common share:
Basic	$0.93	$0.92	$0.45	$0.58	$0.46
Diluted	$0.92	$0.91	$0.45	$0.58	$0.46
Book value	$22.62	$21.98	$20.78	$20.13	$18.81
Tangible book value (2)	$20.59	$19.93	$18.70	$18.03	$16.53
Cash dividends paid	$0.18	$0.17	$0.17	$0.17	$0.17
Average basic shares	10,975	10,953	10,941	10,916	10,959
Average diluted shares	11,074	11,057	11,025	10,993	11,062
(1) Annualized.
(2) Non-GAAP based financial measure. Please refer to Appendix B - Supplemental Reporting of Non-GAAP Measures and GAAP to Non-GAAP Reconciliations for a discussion of our use of non-GAAP based financial measures, including tables reconciling GAAP and non-GAAP financial measures appearing herein.

ORRSTOWN FINANCIAL SERVICES, INC.
HISTORICAL TRENDS IN QUARTERLY FINANCIAL DATA (Unaudited)
(continued)
	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
Noninterest income:
Service charges	$885	$999	$852	$719	$987
Interchange income	955	916	900	819	788
Loan swap referral fees	53	320	95	232	200
Wealth management income	2,723	2,615	2,464	2,295	2,359
Mortgage banking activities	2,189	1,348	1,985	1,609	332
Other income	594	955	578	585	2,448
Investment securities gains (losses)	145	28	(13)	9	(40)
Total noninterest income	$7,544	$7,181	$6,861	$6,268	$7,074

Noninterest expenses:
Salaries and employee benefits	$10,197	$10,998	$10,695	$10,063	$11,594
Occupancy, furniture and equipment	2,518	2,467	2,434	2,326	2,289
Data processing, telephone, and communication	1,019	954	958	791	871
Advertising and bank promotions	425	507	197	167	789
FDIC insurance	194	195	230	214	47
Professional services	721	780	603	1,021	716
Taxes other than income	451	240	453	449	—
Intangible asset amortization	334	345	357	404	463
Merger related and branch consolidation expenses	—	—	1,310	—	—
Insurance claim receivable recovery	—	—	—	—	(486)
Other operating expenses	1,924	1,594	2,028	2,996	2,021
Total noninterest expenses	$17,783	$18,080	$19,265	$18,431	$18,304

ORRSTOWN FINANCIAL SERVICES, INC.
HISTORICAL TRENDS IN QUARTERLY FINANCIAL DATA (Unaudited)
(continued)
	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
Balance Sheet at quarter end:
Cash and cash equivalents	$326,245	$125,258	$87,307	$52,290	$57,137
Restricted investments in bank stocks	10,307	10,563	12,646	16,256	15,823
Securities available for sale	407,690	466,465	478,288	483,936	479,599
Loans held for sale, at fair value	11,449	11,734	12,804	13,594	7,900
Loans:
Commercial real estate:
Owner occupied	177,934	174,908	166,623	164,442	168,586
Non-owner occupied	415,219	409,567	403,138	390,980	377,933
Multi-family	111,757	113,635	110,153	111,016	107,797
Non-owner occupied residential	101,381	114,505	111,958	116,531	118,773
Commercial and industrial (1)	750,831	647,368	690,330	665,312	235,791
Acquisition and development:
1-4 family residential construction	12,138	9,486	9,627	7,966	13,037
Commercial and land development	45,229	51,826	37,850	50,220	49,348
Municipal	19,238	20,523	28,867	34,276	46,551
Total commercial loans	1,633,727	1,541,818	1,558,546	1,540,743	1,117,816
Residential mortgage:
First lien	225,247	244,321	273,149	295,736	324,766
Home equity – term	9,183	10,169	11,108	11,944	13,337
Home equity – lines of credit	153,169	157,021	158,106	160,842	165,375
Installment and other loans	23,695	26,361	28,961	32,052	35,654
Total loans	2,045,021	1,979,690	2,029,870	2,041,317	1,656,948
Allowance for loan losses	(18,967)	(20,151)	(19,725)	(17,517)	(15,803)
Net loans held-for-investment	2,026,054	1,959,539	2,010,145	2,023,800	1,641,145
Goodwill	18,724	18,724	18,724	18,724	20,142
Other intangible assets, net	5,124	5,458	5,803	6,160	6,717
Total assets	2,963,534	2,750,572	2,781,667	2,772,796	2,387,553
Total deposits	2,547,089	2,356,880	2,279,483	2,251,731	1,897,296
Borrowings	80,736	77,511	200,818	226,520	212,099
Subordinated notes	31,918	31,903	31,889	31,875	31,861
Total shareholders' equity	254,448	246,249	232,847	225,638	210,570

(1) This balance includes $504.3 million, $403.3 million, $458.1 million, $447.2 million and $0 of SBA PPP loans, net of deferred fees and costs, at March 31, 2021, December 31, 2020, September 30, 2020, June 30, 2020, and March 31, 2020, respectively.

ORRSTOWN FINANCIAL SERVICES, INC.
HISTORICAL TRENDS IN QUARTERLY FINANCIAL DATA (Unaudited)
(continued)
	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
Capital and credit quality measures (1):
Total risk-based capital:
Orrstown Financial Services, Inc	16.3%	15.6%	15.0%	14.5%	14.0%
Orrstown Bank	15.4%	14.7%	14.3%	13.9%	13.4%
Tier 1 risk-based capital:
Orrstown Financial Services, Inc	13.2%	12.5%	12.0%	11.7%	11.2%
Orrstown Bank	14.2%	13.5%	13.1%	12.8%	12.5%
Tier 1 common equity risk-based capital:
Orrstown Financial Services, Inc	13.2%	12.5%	12.0%	11.7%	11.2%
Orrstown Bank	14.2%	13.5%	13.1%	12.8%	12.5%
Tier 1 leverage capital:
Orrstown Financial Services, Inc	8.1%	8.1%	7.8%	7.6%	8.5%
Orrstown Bank	8.6%	8.7%	8.5%	8.4%	9.4%

Average equity to average assets	8.85%	8.65%	8.29%	7.94%	9.56%
Allowance for loan losses to total loans	0.93%	1.02%	0.97%	0.86%	0.95%
Total nonaccrual loans to total loans	0.48%	0.52%	0.39%	0.36%	0.47%
Nonperforming assets to total assets	0.33%	0.37%	0.28%	0.27%	0.34%
Allowance for loan losses to nonaccrual loans	192%	195%	250%	237%	202%

Other information:
Net charge-offs (recoveries)	$184	$(126)	$(8)	$186	$(223)
Classified loans	32,408	33,147	36,408	33,376	30,470
Nonperforming and other risk assets:
Nonaccrual loans	9,895	10,310	7,899	7,404	7,806
Other real estate owned	—	—	—	17	197
Total nonperforming assets	9,895	10,310	7,899	7,421	8,003
Restructured loans still accruing	921	934	945	960	971
Loans past due 90 days or more and still accruing (2)	196	554	520	909	2,115
Total nonperforming and other risk assets	$11,012	$11,798	$9,364	$9,290	$11,089
(1) Capital ratios are estimated, subject to regulatory filings.
(2) Includes $0.2 million, $0.5 million, $0.5 million, $0.6 million and $1.9 million of purchased credit impaired loans at March 31, 2021, December 31, 2020, September 30, 2020, June 30, 2020, and March 31, 2020, respectively.

Appendix A- Supplemental Reporting of Unusual Items

The following table presents unusual items that impacted each period shown. These items are presented to enable investors to better understand the magnitude of certain significant items on reported GAAP results in the context of the Company's growth and acquisition activities.

	Three Months Ended
	3/31/2021	12/31/20	9/30/20	6/30/20	3/31/2020
(In thousands)
Pretax Items
Branch consolidation expenses	—	—	1,310	—	—
Net securities gains (losses)	145	28	(13)	9	(40)
Gain on swap termination	—	226	—	—	—
Life insurance proceeds	—	58	—	—	—
Gain on sale of portfolio loans	—	—	—	925	1,878
Accretion - recoveries on purchased credit impaired loans	256	779	294	1,021	211
Insurance claim receivable recovery (write-off)	—	—	—	—	486

Appendix B- Supplemental Reporting of Non-GAAP Measures and GAAP to Non-GAAP Reconciliations

As a result of acquisitions, the Company has intangible assets consisting of goodwill and core deposit and other intangible assets totaling $23.8 million and $24.2 million at March 31, 2021 and December 31, 2020, respectively. Additionally, the Company incurred approximately $1.3 million during the three months ended September 30, 2020 in charges associated with branch consolidation efforts.
Management believes providing certain “non-GAAP” financial information will assist investors in their understanding of the effect of acquisition activity on reported results, particularly to overcome comparability issues related to the influence of intangibles (principally goodwill) created in acquisitions. Management also believes providing certain other “non-GAAP” financial information will assist investors in their understanding of the effect on recent financial results of non-recurring charges associated with increasing operational efficiencies for the long-term.
Tangible book value per share, net interest margin excluding the impact of purchase accounting, adjusted diluted EPS and adjusted non-interest expenses, as used by the Company in this earnings release, are determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). While we believe this information is a useful supplement to GAAP based measures presented in this earnings release, readers are cautioned that this non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for financial measures determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of our results and financial condition as reported under GAAP, nor are such measures necessarily comparable to non-GAAP performance measures that may be presented by other companies. This supplemental presentation should not be construed as an inference that our future results will be unaffected by similar adjustments to be determined in accordance with GAAP.

The following tables present the computation of each non-GAAP based measure:
(dollars in thousands, except per share information)

Tangible Book Value per Common Share	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
Shareholders' equity	$254,448	$246,249	$232,847	$225,638	$210,570
Less: Goodwill	18,724	18,724	18,724	18,724	20,142
Other intangible assets	5,124	5,458	5,803	6,160	6,717
Related tax effect	(1,076)	(1,146)	(1,219)	(1,294)	(1,411)
Tangible common equity (non-GAAP)	$231,676	$223,213	$209,539	$202,048	$185,122

Common shares outstanding	11,251	11,201	11,204	11,209	11,197

Book value per share (most directly comparable GAAP based measure)	$22.62	$21.98	$20.78	$20.13	$18.81
Intangible assets per share	2.03	2.05	2.08	2.10	2.28
Tangible book value per share (non-GAAP)	$20.59	$19.93	$18.70	$18.03	$16.53

Allowance for loan losses to unguaranteed, non-acquired loans:

	March 31, 2021	December 31, 2020
Allowance for loan losses	$18,967	$20,151
less: Reserves on acquired loans	(498)	(558)
Allowance for loan losses, adjusted	$18,469	$19,593

Gross loans	2,045,021	1,979,690
less: SBA guaranteed loans	(506,296)	(404,205)
less: Acquired loans	(245,214)	(269,103)
Unguaranteed, non-acquired loans	$1,293,511	$1,306,382

Allowance for loan losses to unguaranteed, non-acquired loans	1.4%	1.5%

Allowance for loan losses plus purchase accounting marks to unguaranteed loans:

	March 31, 2021	December 31, 2020
Allowance for loan losses	$18,967	$20,151
Purchase accounting marks	6,916	7,784
Allowance plus purchase accounting marks	$25,883	$27,935

Gross loans	2,045,021	1,979,690
Less: SBA guaranteed loans	(506,296)	(404,205)
Unguaranteed loans	$1,538,725	$1,575,485

Allowance for loan losses plus purchase accounting marks to unguaranteed loans:	1.7%	1.8%

		Three Months Ended
(dollars in thousands)		March 31, 2021		December 31, 2020		September 30, 2020		June 30, 2020		March 31, 2020
Taxable-Equivalent Net Interest Margin (excluding the effect of purchase accounting)
Taxable-equivalent net interest income/margin, as reported		$22,051	3.38%	$23,920	3.73%	$21,025	3.24%	$21,028	3.37%	$18,459	3.41%
Effect of purchase accounting:
Loans	Income	(925)	(0.15)%	(1,846)	(0.30)%	(1,199)	(0.20)%	(1,603)	(0.27)%	(899)	(0.20)%
Time deposits	Expense	9	—%	13	—%	16	—%	24	—%	28	0.00%
Purchase accounting effect on taxable-equivalent income/margin		(934)	(0.15)%	(1,859)	(0.30)%	(1,215)	(0.20)%	(1,627)	(0.27)%	(927)	(0.20)%
Taxable-equivalent net interest income/margin (excluding the effect of purchase accounting) (non-GAAP)		$21,117	3.23%	$22,061	3.43%	$19,810	3.04%	$19,401	3.10%	$17,532	3.21%

Appendix C- Investment Portfolio Concentrations

The following table summarizes the credit ratings and collateral associated with the Company's investment portfolio, excluding equity securities, at December 31, 2020:
(dollars in thousands)

Sector	Portfolio Mix	Amortized Book	Fair Value	Credit Enhancement	AAA	AA	A	BBB	NR	Collateral Type
Unsecured ABS	1%	$5,313	$5,382	50%	—%	—%	—%	—%	100%	Unsecured Consumer Debt
Student Loan ABS	3%	10,610	10,516	26	—%	—%	—%	—%	100%	Seasoned Student Loans
Federal Family Education Loan ABS	44%	178,213	178,012	6	4%	73%	23%	—%	—%	Federal Family Education Loan (1)
PACE Loan ABS	1%	4,839	4,917	5	100%	—%	—%	—%	—%	PACE Loans
Non-Agency RMBS	4%	16,030	16,502	37	100%	—%	—%	—%	—%	Reverse Mortgages (2)
Municipal - General Obligation	19%	77,342	81,116		2%	89%	8%	—%	—%
Municipal - Revenue	13%	50,872	52,557		—%	61%	19%	—%	20%
SBA ReRemic	3%	10,298	10,277		—%	100%	—%	—%	—%	SBA Guarantee (3)
Agency MBS	12%	49,185	48,023		—%	100%	—%	—%	—%	Residential Mortgages (3)
Bank CDs	—%	249	249		—%	—%	—%	—%	100%	FDIC Insured CD
	100%	$402,951	$407,551		7%	72%	14%	—%	7%

(1) Minimum of 97% guaranteed by U.S. government
(2) Reverse mortgages fund over time and credit enhancement is estimated based on prior experience
(3) 100% guaranteed by U.S. government agencies

Note : Ratings in table are the lowest of the three rating agencies (Standard & Poors, Moody's & Fitch). Standard & Poors rates U.S. government obligations at AA+
Note: S&P rates US government obligations at AA+

About the Company

With $3.0 billion in assets, Orrstown Financial Services, Inc. and its wholly-owned subsidiary, Orrstown Bank, provide a wide range of consumer and business financial services in Berks, Cumberland, Dauphin, Franklin, Lancaster, Perry, and York Counties, Pennsylvania and Anne Arundel, Baltimore, Howard, and Washington Counties, Maryland, as well as Baltimore City, Maryland. Orrstown Bank is an Equal Housing Lender and its deposits are insured up to the legal maximum by the FDIC. Orrstown Financial Services, Inc.’s common stock is traded on Nasdaq (ORRF). For more information about Orrstown Financial Services, Inc. and Orrstown Bank, visit www.orrstown.com.

Cautionary Note Regarding Forward-looking Statements:

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements reflect the current views of the Company's management with respect to, among other things, future events and the Company's financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “project,” “forecast,” “goal,” “target,” “would” and “outlook,” or the negative variations of those words or other comparable words of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about the Company's industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond the Company's control. Accordingly, the Company cautions you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements and there can be no assurances that the Company will be able to continue to successfully execute on its strategic growth plan into Dauphin, Lancaster, York and Berks counties, Pennsylvania, and the greater Baltimore market in Maryland, with newer markets continuing to be receptive to our community banking model; to take advantage of market disruption; to experience sustained growth in loans and deposits or maintain the momentum experienced to date from these actions; and to realize cost savings from our branch consolidation efforts. In addition to risks and uncertainties related to the COVID-19 pandemic and resulting governmental and societal responses, factors which could cause the actual results of the Company's operations to differ materially from expectations include, but are not limited to: ineffectiveness of the Company's strategic growth plan due to changes in current or future market conditions; the effects of competition and how it may impact our community banking model, including industry consolidation and development of competing financial products and services; the integration of the Company's strategic acquisitions; the inability to fully achieve expected savings, efficiencies or synergies from mergers and acquisitions, or taking longer than estimated for such savings, efficiencies and synergies to be realized; changes in laws and regulations; interest rate movements; changes in credit quality; inability to raise capital, if necessary, under favorable conditions; volatility in the securities markets; deteriorating economic conditions; expenses associated with pending litigation and legal proceedings; the failure of the SBA to honor its guarantee of loans issued under the SBA PPP; the timing of the repayment of SBA PPP loans and the impact it has on fee recognition; our ability to convert new relationships gained through the SBA PPP efforts to full banking relationships; and other risks and uncertainties, including those set forth under the heading "Risk Factors" in the Company's 2020 Annual Report on Form 10-K and subsequent filings. The foregoing list of factors is not exhaustive.
If one or more events related to these or other risks or uncertainties materializes, or if the Company's underlying assumptions prove to be incorrect, actual results may differ materially from what the Company anticipates. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and the Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. New risks and uncertainties arise from time to time, and it is not possible for the Company to predict those events or how they may affect it. In addition, the Company cannot assess the impact of each factor on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on the Company's behalf may issue.
The review period for subsequent events extends up to and includes the filing date of a public company’s financial statements, when filed with the Securities and Exchange Commission. Accordingly, the consolidated financial information presented in this announcement is subject to change.

####